Joseph Greene
                                                Director
                                                Compensation Committee Chairman

                                            December 13, 2002


Scott Halperin
10 Andrea Court
Manalapan, New Jersey 07726         PERSONAL, CONFIDENTIAL &  PRIVILEGED

Dear Mr. Halperin:

As per understanding, the purpose of this letter is to document an amendment to paragraph 5 ("Salary") of your Employment Agreement ("Agreement") dated August 1, 1997. The following changes to the Agreement have been proposed by the Company's compensation committee:

         1. Your annual salary effective January 1, 2003 shall be reduced from your current salary of $524,621, which was in accordance with your Employment Agreement, to $250,000. You shall receive an increase of 5% plus the increase in the cost of living, per year through the end of the Agreement.

         2. Today, and each year on the anniversary date of this letter, you will be given a stock option for no less than an amount of shares equal to your updated annual salary divided by the closing price of the Classica Group, Inc. common stock the previous business day. These options will vest 1/3 one year from the date of granting of the option, and 1/3 each year thereafter on the 1st day of January.

         3. Additionally, as an inducement to accept the proposed amendment you will be granted an option to purchase 125,000 shares of the Company's common stock at yesterdays closing price.

This letter when accepted by you will become a permanent amendment to the Agreement.

Yours very truly,


Joseph Greene
Director, Compensation Committee Chairman

Agreed to and accepted as of the dated written above.


-------------------------
Scott G. Halperin